[AUTOZONE(R) LOGO]
123 South Front Street, Memphis, TN 38103-3607 (901) 495-6500
Fax: (901) 495-8300

NEWS:                           Financial Contact:  Emma Jo Kauffman
For Immediate Release                                 (901) 495-7005
                                        Media Contact: Eric Epperson
                                                      (901) 495-7307


      AUTOZONE'S 2nd QUARTER SALES UP 40%; SAME STORE SALES UP 8%

Memphis, TN (March 2, 1999) -- AutoZone, Inc. (NYSE symbol: AZO), today reported net income for the 12 weeks ended February 13, 1999, of $36.0 million, an increase of 5% from $34.4 million for the fiscal second quarter of 1998. Diluted earnings per share increased 9% to 24 cents from 22 cents. Sales for the quarter rose 40% to $853 million from $607 million a year earlier. Comparable store sales, or sales at stores opened prior to the start of fiscal 1998, rose 8%, compared to 2% in the prior year.

On a year to date basis, AutoZone reported net income for the 24 weeks ended February 13, 1999, of $87.3 million, an increase of 7% from $81.9 million for the year earlier period. Diluted earnings per share increased 9% to 58 cents from 53 cents. Sales for the 24-week period rose 37% to $1.75 billion from $1.28 billion a year earlier. Comparable store sales rose 5% for the year to date period in 1999 and 1998.

"We're very pleased that total sales grew 40% for the quarter," said John
C. Adams, chairman and chief executive officer. "This is a combination of strong same store sales, a big contribution from acquired stores, improving productivity in new AutoZone stores and growth in our commercial business. We are particularly happy with the improvement in sales at the former Auto Palace stores in New England, sales at the former Express locations acquired from Pep Boys which are opened to date and the new AutoZone stores opened in California.

"System conversions in the Chief stores are nearing completion and we are making good progress in converting these stores to AutoZone stores. As of the end of the second quarter, we had opened 54 of the store locations acquired from Pep Boys, and we plan to open the remaining locations during the third quarter. We should complete the Chief conversions by the fall."

During the quarter, AutoZone opened 82 new auto parts stores and replaced 22; 5 Chief stores were closed. In addition, AutoZone relocated 4 TruckPro stores. For the 24-week period, AutoZone has opened 145 new auto parts stores, replaced 25 and closed 102 Chief stores.

Also during the quarter, the company repurchased 829 thousand shares of its common stock for $27 million, bringing the cumulative shares repurchased to 3.9 million for $106 million.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,700 AutoZone and Chief stores in 39 states. Chief stores are being converted to AutoZone stores. AutoZone also sells heavy-duty truck parts through 43 TruckPro stores in 14 states, and automotive diagnostic and repair software through ALLDATA.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, the ability to convert acquired stores in a timely and profitable manner, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 29, 1998 for more details.

                                 -MORE-

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             AUTOZONE FISCAL 2ND QUARTER FINANCIAL HIGHLIGHTS
                  (In Thousands, Except Per-Share Data)


                          12 WEEKS ENDED            12 WEEKS ENDED
                         FEBRUARY 13, 1999         FEBRUARY 14, 1998

 NET SALES                    $852,538                  $607,097

 GROSS PROFIT                 $353,493                  $253,681

 OPERATING PROFIT             $ 67,273                  $ 58,082

 INCOME BEFORE
 INCOME TAXES                 $ 57,039                  $ 55,054

 NET INCOME                   $ 36,039                  $ 34,354

 NET INCOME PER SHARE:
       BASIC                     $0.24                     $0.23
       DILUTED                   $0.24                     $0.22

 WEIGHTED AVERAGE SHARES:
       BASIC                   149,929                   152,061
       DILUTED                 151,669                   153,701




                          24 WEEKS ENDED            24 WEEKS ENDED
                         FEBRUARY 13, 1999         FEBRUARY 14, 1998

 NET SALES                  $1,753,487                $1,282,371

 GROSS PROFIT                 $729,975                  $534,122

 OPERATING PROFIT             $157,088                  $136,730

 INCOME BEFORE
 INCOME TAXES                 $138,339                  $131,200

 NET INCOME                   $ 87,339                  $ 81,900

 NET INCOME PER SHARE:
       BASIC                     $0.58                     $0.54
       DILUTED                   $0.58                     $0.53

 WEIGHTED AVERAGE SHARES:
       BASIC                   150,345                   151,879
       DILUTED                 151,619                   153,762

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